UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 16, 2012

Broadcom Corporation

(Exact name of registrant as specified in its charter)

California	000-23993	33-0480482
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5300 California Avenue, Irvine, California		92617
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 926-5000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 16, 2012, Broadcom Corporation (“Broadcom” or the “Company”) completed its previously announced private offering of $500 million aggregate principal amount of 2.500% Senior Notes due 2022 (the “Notes”).

In connection with the closing of the Notes offering, Broadcom entered into the Third Supplemental Indenture, between Broadcom and Wilmington Trust, National Association, as successor by merger to Wilmington Trust FSB, as trustee (the “Trustee), dated August 16, 2012 (the “Third Supplemental Indenture”), to the indenture, between Broadcom and the Trustee, dated as of November 1, 2010 (the “Base Indenture” and, together with the Third Supplemental Indenture, the “Indenture”).

The Notes mature on August 15, 2022, and accrue interest at a rate of 2.500% per annum, payable semiannually in arrears in cash on February 15 and August 15 of each year, beginning February 15, 2013.

Broadcom may redeem the Notes in whole or in part at any time or from time to time prior to May 15, 2022, at 100% of the aggregate principal amount of the notes to be redeemed plus a specified make-whole premium and on or after May 15, 2022, at 100% of the aggregate principal amount of the notes to be redeemed. In the event of a change of control triggering event, each holder of Notes will have the right to require Broadcom to purchase for cash all or a portion of such holder’s Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest. The Indenture contains covenants limiting Broadcom’s ability to create certain liens, enter into sale and lease-back transactions, and consolidate or merge with or into, or convey, transfer or lease all or substantially all Broadcom’s properties and assets to, another person, each subject to certain exceptions.

The above description is qualified in its entirety by reference to the terms of the Base Indenture, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed November 1, 2010, and the Third Supplemental Indenture, including the form of Notes, attached as Exhibit 4.1 hereto, in each case incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 16, 2012, the Board of Directors of Broadcom approved and adopted an amendment and restatement of the Company’s Bylaws. The Amended and Restated Bylaws of Broadcom Corporation, as amended and restated through August 16, 2012 (the “Amended Bylaws”), include the following changes:

(i) Section 2.7 of the Bylaws has been amended to make clear that the advance notice provisions in the Bylaws shall not be deemed to affect any rights of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended; and

(ii) Section 3.13 of the Bylaws has been amended to provide that the term “writing” shall include electronic transmissions to the Company in accordance with sections 8 and 21 of the California Corporations Code, as such sections may be amended or superseded.

The Amended Bylaws took effect upon adoption by the Board. The foregoing is qualified in its entirety by reference to the full text of the Amended Bylaws, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 8.01. Other Events.

In connection with the sale of the Notes, Broadcom entered into a registration rights agreement, dated as of August 16, 2012, with the initial purchasers of the Notes (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, Broadcom intends to file an exchange offer registration statement with the Securities and Exchange Commission (the “SEC”) with respect to an offer to exchange the Notes for notes that are substantially similar to the Notes (the “New Notes”) (except that (i) interest on the New Notes will accrue from the last date on which interest was paid on the Notes, (ii) the New Notes will not contain restrictions on transfer and (iii) the New Notes will not provide for the payment of additional interest). Broadcom will use its commercially reasonable efforts to cause the exchange offer registration statement to be declared effective by the SEC and to consummate the exchange offer by no later than August 16, 2013. If Broadcom fails to complete the exchange offer by such deadline, then it will, with certain exceptions, be required to pay additional interest to the holders of the Notes.

The above description is qualified in its entirety by reference to the terms of the Registration Rights Agreement attached hereto as Exhibit 4.2 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Amended and Restated Bylaws of Broadcom Corporation, as amended through August 16, 2012.

4.1	Third Supplemental Indenture, dated August 16, 2012, between Broadcom and Wilmington Trust, National Association, including the forms of Broadcom’s 2.500% Senior Notes due 2022.

4.2	Registration Rights Agreement, dated as of August 16, 2012, by and among Broadcom Corporation, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADCOM CORPORATION

August 16, 2012	By:	/s/ Eric K. Brandt
	Name:	Eric K. Brandt
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Broadcom Corporation, as amended through August 16, 2012.

4.1	Third Supplemental Indenture, dated August 16, 2012, between Broadcom and Wilmington Trust, National Association, including the forms of Broadcom’s 2.500% Senior Notes due 2022.

4.2	Registration Rights Agreement, dated as of August 16, 2012, by and among Broadcom Corporation, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC.